- 9 -

As filed with the Securities and Exchange Commission on August 9, 1996.

Registration No. 333-

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                      _____________________

                            FORM S-8

                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933
                      _____________________

                   SOUTHERN ENERGY HOMES, INC.
     (Exact name of registrant as specified in its charter)

         Delaware             .                        63-1083246
 .
State    of    Incorporation                     (IRS    Employer
Identification Number)

     Highway 41 North, P.O. Box 390, Addison, Alabama 35540
       (Address of principal executive offices) (zip code)

                   SOUTHERN ENERGY HOMES, INC.
           1996 Option Plan For Non-Employee Directors
                    (Full title of the Plan)

                 Paul J. Hartnett, Jr., Esquire
                 Brown, Rudnick, Freed & Gesmer
                      One Financial Center
                        Boston, MA  02111
                         (617) 856-8200
    (Name, address and telephone number of agent for service)

                 Calculation of Registration Fee
                             Proposed    Proposed
Title of                     Maximum     Maximum
Securities    Amount         Offering    Aggregate   Amount of
to be         to be          Price       Offering    Registration
Registered    Registered(1)  Per Share   Price       Fee(2)
Common        75,000 shares  $12.75      $956,250    $330
Stock, $.0001
par value



(1) Also registered hereunder are such additional number of shares of common stock, presently indeterminable, as may be necessary to satisfy the antidilution provisions of the Plan to which this Registration Statement relates.
(2) The registration fee has been calculated on the basis of the closing price of $12.75 on the Nasdaq National Market, on August 5, 1996.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation Of Documents by Reference.

      The Company hereby incorporates by reference the documents listed in (a) through (c) below. In addition, all documents subsequently filed by the Company pursuant to
Section  13(a),  13(c),  14 and  15(d)  of  the  Securities
Exchange Act of 1934 (the "Exchange Act") (prior to the filing of a Post-Effective Amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

      (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report, the Prospectus, or the effective Registration Statement referred to in (a) above.

      (c) The description of the Company's Common Stock which is contained in the Prospectus dated March 12, 1993, included in the Company's Registration Statement on Form S-
1 (Registration No. 33-57420) filed by the Company under the Securities Act of 1933, which was incorporated by reference in Item 1 of the Company's Registration Statement on Form 8-A filed by the Company under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          The audited consolidated financial statements of the Company incorporated herein by reference should only be read in conjunction with the discussion of legal matters noted in footnote 6 to the financial statements included in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 1996.

Item 4.  Description of Securities.

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not Applicable.

Item 6.  Indemnification of Directors and Officers.

      Article ELEVENTH of the Certificate of Incorporation of the Company provides as follows:

       No  Director  shall  be  personally  liable  to  the
Corporation  or its stockholders for monetary  damages  for
breach of fiduciary duty as a Director notwithstanding  any
provision   of  law  imposing  such  liability;   provided,
however, that, to the extent provided by applicable law, this provision shall not eliminate the liability of a Director (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of
Delaware, or (iv) for any transaction from which the Director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any Director for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

      Section  145 of the General Corporation  Law  of  the
State of Delaware permits the indemnification and insurance of the corporation's directors and officers under certain circumstances.

      Article 10 of the By-laws of the Company provides as follows:

                           ARTICLE 10
                         INDEMNIFICATION

      Section  10.1  Third Party Actions.  The  Corporation
shall  indemnify any person who was or is  a  party  or  is
threatened to be made a party to any threatened, pending or
completed  action,  suit  or  proceeding,  whether   civil,
criminal,  administrative or investigative (other  than  an
action by or in the right of the Corporation) by reason  of
the fact that he is or was a Director, officer, employee or
agent  of  the  Corporation, or is or was  serving  at  the
request of the Corporation as a director, officer, employee
or   agent  of  another  corporation,  partnership,   joint
venture,   trust  or  other  enterprise,  against  expenses
(including  attorneys' fees), judgments, fines and  amounts
paid in settlement actually and reasonably incurred by  him
in  connection with such action, suit or proceeding  if  he
acted  in good faith and in a manner he reasonably believed
to  be  in  or  not  opposed to the best interests  of  the
Corporation,  and, with respect to any criminal  action  or
proceeding, had no reasonable cause to believe his  conduct
was  unlawful.   The  termination of any  action,  suit  or
proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      Section  10.2   Derivative Actions.  The  Corporation
shall  indemnify any person who was or is  a  party  or  is
threatened to be made a party to any threatened, pending or
completed  action  or  suit by  or  in  the  right  of  the
Corporation to procure a judgment in its favor by reason of
the fact that he is or was a Director, officer, employee or
agent  of  the  Corporation, or is or was  serving  at  the
request of the Corporation as a director, officer, employee
or   agent  of  another  corporation,  partnership,   joint
venture,   trust  or  other  enterprise  against   expenses
(including   attorneys'  fees)  actually   and   reasonably
incurred   by  him  in  connection  with  the  defense   or
settlement of such action or suit if he acted in good faith
and  in  a  manner he reasonably believed to be in  or  not
opposed  to  the best interests of the Corporation,  except
that  no  indemnification shall be made in respect  of  any
claim,  issue or matter as to which such person shall  have
been adjudged to be liable for negligence or misconduct  in
the  performance of his duty to the Corporation unless  and
only  to the extent that the Court of Chancery or the court
in  which  such action or suit was brought shall  determine
upon   application  that,  despite  the   adjudication   of
liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

       Section  10.3   Expenses.   To  the  extent  that  a
Director, officer, employee or agent of the Corporation has
been  successful on the merits or otherwise in  defense  of
any action, suit or proceeding referred to in Sections 10.1
and  10.2,  or  in  defense of any claim, issue  or  matter
therein,   he   shall  be  indemnified   against   expenses
(including   attorneys'  fees)  actually   and   reasonably
incurred by him in connection therewith.

      Section  10.4   Authorization.   Any  indemnification
under  Sections 10.1 and 10.2 (unless ordered by  a  court)
shall be made by the Corporation only as authorized in  the
specific case upon a determination that indemnification  of
the  Director, officer, employee or agent is proper in  the
circumstances because he has met the applicable standard of
conduct   set  forth  in  Sections  10.1  and  10.2.   Such
determination shall be made (a) by the Board  of  Directors
by  a majority vote of a quorum consisting of Directors who
were not parties to such action, suit or proceeding, or (b)
if  such a quorum is not obtainable, or, even if obtainable
a   quorum  of  disinterested  Directors  so  directs,   by
independent legal counsel in a written opinion, or (c) by the stockholders.

      Section  10.5  Advance Payment of Expenses.  Expenses
incurred by an officer or Director in defending a civil  or
criminal  action, suit or proceeding may  be  paid  by  the
Corporation  in  advance of the final disposition  of  such
action,  suit or proceeding as authorized by the  Board  of
Directors  in  the  specific  case  upon  receipt   of   an
undertaking by or on behalf of such officer or Director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article 10. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

      Section 10.6  Non-Exclusiveness.  The indemnification
provided by this Article 10 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      Section 10.7  Insurance.  The Corporation shall  have
power  to purchase and maintain insurance on behalf of  any
person who is or was a Director, officer, employee or agent
of  the Corporation, or is or was serving at the request of
the  Corporation as a director, officer, employee or  agent
of  another corporation, partnership, joint venture,  trust
or  other enterprise against any liability asserted against
him  and  incurred by him in any such capacity, or  arising
out  of  his status as such, whether or not the Corporation
would  have  the  power  to  indemnify  him  against   such
liability under the provisions of this Article 10.

       Section   10.8    Constituent   Corporations.    The
Corporation shall have power to indemnify any person who is
or  was  a  director,  officer,  employee  or  agent  of  a
constituent  corporation absorbed  in  a  consolidation  or
merger with this Corporation or is or was servicing at  the
request  of  such constituent corporation  as  a  director,
officer,   employee   or  agent  of  another   corporation,
partnership, joint venture, trust or other enterprise, in the same manner as hereinabove provided for any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Section 10.9  Additional Indemnification.  In addition
to  the  foregoing  provisions  of  this  Article  10,  the
Corporation  shall  have  the power,  to  the  full  extent
provided  by law, to indemnify any person for  any  act  or
omission of such person against all loss, cost, damage  and
expense  (including  attorneys' fees)  if  such  person  is
determined  (in  the  manner  prescribed  in  Section  10.4
hereof) to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Corporation.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

Number   Description

           4.1  Certificate of Incorporation of the Registrant -
           -   Filed   as   Exhibit  3.1  to  the   Registrant's
           Registration  Statement on Form  S-1  (File  No.  33-
           57420).*

           4.2   By-Laws of the Registrant -- Filed  as  Exhibit
           3.2  to  the  Registrant's Registration Statement  on
           Form S-1 (File No. 33-57420).*

           4.3   Specimen  of  Stock  Certificate  --  Filed  as
           Exhibit   4.1   to   the  Registrant's   Registration
           Statement on Form S-1 (File No. 33-57420).*

           5    Legal Opinion of Brown, Rudnick, Freed & Gesmer

           24.1 Consent of Arthur Andersen LLP

           24.2  Consent of Brown, Rudnick, Freed  &  Gesmer  is
           included  in their legal opinion filed as  Exhibit  5
           hereof.

           99   Southern Energy Homes, Inc. 1996 Option Plan For
           Non-Employee Directors -- filed as Exhibit  10.20  to
           Registrant's 1995 Annual Report on Form 10-K.*
______________

* Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated by reference herein.

Item 9.  Undertakings.

    (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (2)    That,  for  the  purpose  of  determining
liability  under  the  Securities  Act,  each  such   post-
effective   amendment  shall  be  deemed  to   be   a   new
registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means  of  a
post-effective  amendment  any  of  the  securities   being
registered which remain unsold at the termination of the offering.

    (b)  The undersigned Registrant hereby undertakes that,
for   purposes  of  determining  any  liability  under  the
Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)  Insofar as indemnification for liabilities arising
under  the  Securities  Act of 1933  may  be  permitted  to
directors,   officers  and  controlling  persons   of   the
Registrant   pursuant  to  the  foregoing  provisions,   or
otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                           SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Addison, State of Alabama, on August 7, 1996.

                                  SOUTHERN ENERGY HOMES, INC.


                                  By: /s/Wendell T. Batchelor
                                        Wendell T. Batchelor
                                        President and Chief
                                        Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                      Date

/s/Jonathan O. Lee           Chairman of the Board      August 7, 1996
Jonathan O. Lee              and Director


/s/Wendell L. Batchelor      President, Chief           August 7, 1996
Wendell L. Batchelor         Executive Officer and
                             Director (Principal
                             Executive Officer)

/s/Keith W. Brown            Chief Financial            August 7, 1996
Keith W. Brown               Officer, Treasurer,
                             Secretary and Director
                             (Principal Financial
                             and Accounting Officer)

/s/Johnny R. Long            Vice President and         August 7, 1996
Johnny R. Long               Director


/s/Paul J. Evanson           Director                   August 7, 1996
Paul J. Evanson


/s/Joseph J. Incandela       Director                   August 7, 1996
Joseph J. Incandela


                        INDEX TO EXHIBITS

Exhibit
Number

           4.1   Certificate  of Incorporation  of
           the  Registrant - Filed as Exhibit  3.1
           to    the   Registrant's   Registration
           Statement  on  Form S-1 (File  No.  33-
           57420).*

           4.2   By-Laws of the Registrant - Filed
           as  Exhibit  3.2  to  the  Registrant's
           Registration  Statement  on  Form   S-1
           (File No. 33-57420).*

           4.3   Specimen  of Stock Certificate  -
           Filed    as   Exhibit   4.1   to    the
           Registrant's Registration Statement  on
           Form S-1 (File No. 33-57420).*

           5     Legal  Opinion of Brown, Rudnick,
           Freed & Gesmer

           24.1 Consent of Arthur Andersen LLP

           24.2 Consent of Brown, Rudnick, Freed &
           Gesmer  is  included  in  their   legal
           opinion filed as Exhibit 5 hereof.

           99    Southern Energy Homes, Inc.  1996
           Option  Plan For Non-Employee Directors
           --    filed   as   Exhibit   10.20   to
           Registrant's 1995 Annual Report on Form
           10-K.*
______________

* Not filed herewith. In accordance with Rule 411 promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission, which are incorporated by reference herein.

                            EXHIBIT 5



                              August 9, 1996



Southern Energy Homes, Inc.
Highway 41 North
P.O. Box 390
Addison, AL  35540

     Re:  Southern Energy Homes, Inc.
          Registration Statement on Form S-8

Gentlemen:

      We are counsel for Southern Energy Homes, Inc., a Delaware corporation (the "Company"). We have been asked to deliver this opinion in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to 75,000 shares of the Company's Common Stock, $.0001 par value (the "Shares"). The Shares are issuable pursuant to the Company's 1996 Option Plan for Non-Employee Directors (the "1996 Plan"). This opinion letter, together with Schedule A attached hereto (the "Opinion Letter"), is being rendered in connection with the filing of the Registration Statement.

     In connection with this Opinion Letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents
(collectively, the "Documents"):

      1. a certificate from the Secretary of State of the State of Delaware dated August 6, 1996 as to the legal existence and good standing of the Company;

      2. a copy of the Certificate of Incorporation of the Company, as amended, and a certificate of the Secretary of the Company that there have been no further amendments thereto;

      3. a copy of the By-laws of the Company, as amended, certified by the Secretary of the Company as presently being in effect;

     4. votes of the Board of Directors of the Company relating to the approval of the 1996 Plan, certified by the Secretary of the Company as presently being in effect;


     5.   the 1996 Plan;

      6. a letter from the Company's transfer agent as to the issued and outstanding shares of Common Stock of the Company as of August 5, 1996; and

     7.   the Registration Statement.

      We have, without independent investigation, relied upon the representations and warranties of the various parties as to matters of objective fact contained in the Documents.

      In addition, this Firm, in rendering legal opinions, customarily makes certain assumptions which are described in Schedule A hereto. In the course of our representation of the Company in connection with the preparation of the Registration Statement, nothing has come to our attention which causes us to believe that reliance upon any of these assumptions is inappropriate, and, with your concurrence, the opinions hereafter expressed are based upon those assumptions. The Enumerated Party referred to in Schedule A is the Company.

      We have not made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound, nor have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company.

      With your concurrence, our opinion hereafter expressed is based solely upon (1) our review of the Documents, (2) discussions with those of our attorneys who have devoted substantive attention to the preparation of the Registration Statement and (3) such review of published sources of law as we have deemed necessary.

     Our opinions contained herein are limited to the laws of the Commonwealth of Massachusetts, the General Corporation Law of the
State of Delaware, and the Federal law of the United States of America.

     We express no legal opinion upon any matter other than those explicitly addressed below, and our express opinion therein contained shall not be interpreted to be an implied opinion upon any other matter.

      Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and will be validly issued, fully paid, and non-assessable, when issued in accordance with the terms and conditions of the 1996 Plan.

      We hereby consent to the reference to this Firm in the Registration Statement and to the filing of this opinion as Exhibit (5) to the Registration Statement.

                                   Very truly yours,

                                   BROWN, RUDNICK, FREED & GESMER

                                   By:  Brown, Rudnick, Freed &
                                          Gesmer, P.C., a Partner


                                       By:  /s/ Paul J. Hartnett,
                         Jr.
                                              Paul  J.  Hartnett,
                         Jr., a Member

PJH/PJF/JGN
                           SCHEDULE A

                 BROWN, RUDNICK, FREED & GESMER
                      STANDARD ASSUMPTIONS


      In rendering legal opinions, Brown, Rudnick, Freed & Gesmer makes certain customary assumptions described below:

1. Each natural person executing any of the Documents has sufficient legal capacity to enter into such Documents.

2. Each Document is accurate, complete and authentic, each original is authentic, each copy conforms to an authentic original and all signatures are genuine.

3. All official public records are accurate, complete and properly indexed and filed.

4.   There  has  not  been  any  mutual  mistake  of  fact   or
     misunderstanding, fraud, duress, or undue influence by or among any of the parties to the Documents.

5.   The  conduct of the parties to the Documents has  complied in  the  past  and  will comply in  the  future  with  any
     requirement    of   good   faith,   fair    dealing    and
     conscionability.

6.   The   Enumerated  Party  will  obtain  all   permits   and
     governmental approvals required in the future and take all actions similarly required relevant to its performance of its obligations under the Documents.

7. All parties to or bound by the Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Documents.

8. There are no agreements or understandings among the parties to or bound by the Documents, and there is no usage of trade or course of prior dealing among such parties, that would define, modify, waive, or qualify the terms of any of the Documents.







                          EXHIBIT 24.1


            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      As independent public accountants, we hereby
consent to the incorporation by reference in  this
registration   statement  of  our   report   dated
February 2, 1996, included in the Southern  Energy
Homes,  Inc.  Annual Report on Form 10-K  for  the
year   ended  December  29,  1995,  and   to   all
references   to   our  Firm   included   in   this
registration statement.











                                        /s/Arthur Andersen LLP


Birmingham, Alabama

August 6, 1996